UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2019

NuVasive, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50744	33-0768598
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7475 Lusk Boulevard, San Diego, California 92121
(Address of principal executive offices) (Zip Code)

(858) 909-1800
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	NUVA	The NASDAQ Stock Market LLC (NASDAQ Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)On August 19, 2019, Michael D. O’Halleran resigned as a Director of NuVasive, Inc. (the “Company”), effective immediately, for personal reasons. Mr. O’Halleran’s resignation from the Board of Directors (the “Board”) was not a result of a disagreement on any matter relating to the Company’s operations, policies or practices.

Mr. O’Halleran was elected to the Board in August 2016, and he served as a member of the Audit Committee of the Board.  In connection with the resignation of Mr. O’Halleran, the Board appointed Director R. Scott Huennekens to succeed Mr. O’Halleran as a member of the Audit Committee.  Mr. Huennekens was elected to the Board in October 2018, and since that time has served as a member of the Compensation Committee of the Board.  The Board has determined that Mr. Huennekens meets the requirements for independence and financial literacy of audit committee members under the applicable listing standards of The NASDAQ Stock Market LLC and the Securities Exchange Act of 1934, as amended. In connection with the appointment of Mr. Huennekens to the Audit Committee, Mr. Huennekens resigned from the Compensation Committee.  No other changes were made to any other committee of the Board.

In connection with the resignation of Mr. O’Halleran, the Board also approved a decrease in the size of the Board from ten to nine members. As a result, the Board is now comprised of nine Directors, seven of whom are independent Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUVASIVE, INC.

Date: August 21, 2019	/s/ Rajesh Asarpota
Rajesh Asarpota
Executive Vice President and Chief Financial Officer